Exhibit 10.1

Final for Execution

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 20, 2010, is made by and between Congaree Bancshares, Inc., a South Carolina corporation (the “Company”), which is the holding company for Congaree State Bank, a South Carolina state bank (the “Bank”), and Charles A. Kirby, an individual resident of South Carolina (the “Executive”).  All references to the term “Employer” as used herein shall refer to the Company and the Bank.

The Employer desires to employ the Executive as President and Chief Executive Officer of the Bank and of the Company.  The Employer recognizes that the Executive’s contribution to the growth and success of the Employer will be substantial.  The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Employer and will promote the best interests of the Bank, the Company, and the Company’s shareholders.  The Executive is willing to serve the Employer on the terms and conditions herein provided.  Certain terms used in this Agreement are defined in Section 17 hereof.  Unless otherwise specified hereafter, any services performed by the Executive shall be for the benefit of the Bank and therefore any payments or benefits paid to the Executive pursuant to this Agreement shall be the sole responsibility of the Bank; provided however, the Bank’s obligation to make any payments owed to the Executive under this Agreement shall be discharged to the extent compensation payments are made by the Company.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment.  The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank and of the Company upon the terms and conditions set forth herein.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company’s or the Bank’s Bylaws or assigned by the Company’s or the Bank’s Board of Directors (collectively, the “Board”) from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

2.             Term.  Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the date hereof and be for a term of three years (the “Initial Term”).  The employment shall be extended for additional terms of one year each (“Additional Term”) unless a Notice of Termination, as defined hereinafter, shall be delivered by the Bank and the Company to Executive not less than six months prior to the end of the Initial Term or six months prior to the end of the Additional Term, if applicable.

3.             Compensation and Benefits.  Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Employer and the Executive.

(a)  The Employer shall pay the Executive an initial annual base salary of $150,000, which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.  The Board (or an appropriate committee of the Board) shall review the Executive’s performance and salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an additional increase is appropriate.

(b)  The Executive shall be eligible to receive a cash bonus equaling up to 50% of the previous year’s salary and compensation if the Bank achieves certain performance levels established by the Board from time to time (the “Bonus Plan”).  Any bonus payment made pursuant to this Section 3(b) shall be made the earlier of (i) 70 calendar days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer or (ii) the first pay period following the Employer’s press release announcing its previous year’s financial performance.

(c)  The Executive, along with all other eligible employees of the Company, shall participate in the Bank’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company.  Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.  Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

(d)  The Executive shall be eligible to participate in all retirement, medical, dental welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(e)  The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $1,000,000 payable to the Employer, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy.

(f)  The Employer shall pay the Executive $500 per month for expenses relating to an automobile either owned or leased by the Executive, which shall be paid in accordance with the Company’s standard payroll procedures.  In addition, the Employer shall reimburse the Executive for expenses related to routine maintenance on such automobile in amounts not to exceed $150 per month.  The Employer shall reimburse the Executive for such expenses within 60 days of Executive’s incurring of such expense.

(g)  In addition, at a time deemed appropriate by the Board, the Employer shall reimburse Executive for dues pertaining to an area country club for so long as the Executive remains the President and Chief Executive Officer of the Employer and this Agreement remains in force.  The Employer shall reimburse the Executive for such expenses within 60 days of Executive’s incurring of such expense.

(h)   The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties which are incurred and accounted for in accordance with the normal practices of the Employer.  The Employer shall reimburse the Executive for such expenses within 60 days of Executive’s incurring of such expense.

(i)   The Employer shall provide the Executive with four weeks’ paid vacation per year, which shall be taken in accordance with any banking rules or regulations governing vacation leave.

4.              Termination.

(a)   The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as follows, and the effect of such termination shall be as set forth in Sections 4(b) through 4(j):

(i)            upon the death of the Executive;

(ii)           upon the Disability of the Executive for a period of 180 days;

(iii)          by the Employer for Cause upon delivery of a Notice of Termination to the Executive;

(iv)          by the Executive for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control;

(v)           by the Employer without Cause upon delivery of a Notice of Termination; and

(vi)          by the Executive effective upon the 30th day after delivery of a Notice of Termination.

(b)   If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay Executive’s estate any sums due him as base salary and reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  The Employer shall also pay the Executive’s estate any bonus earned or accrued under the Bonus Plan through the date of death.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of death will be paid on the earlier of (i) 70 calendar days after the year end in which the Executive died or (ii) the first pay period following the Employer’s press release announcing its financial performance for the year in which the Executive died.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive’s death.

(c)   During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Employer shall pay the Executive any bonus earned or accrued under the Bonus Plan through the date of Disability.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of Disability will be paid on the earlier of (i) 70 calendar days after the year end in which Executive became Disabled or (ii) the first pay period following the Employer’s press release announcing its financial performance for the year in which the Executive became Disabled.

(d)   If the Executive’s employment is terminated for Cause as provided above, or if the Executive resigns, as set forth in clause (vi) of Section 4(a) (except for a termination of employment pursuant to Section 4(e)), the Executive shall receive any sums due him as base salary and reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)   If the Executive’s employment is terminated (1) by the Executive pursuant to clause (iv) of Section 4(a) or (2) by the Employer pursuant to clause (v) of Section 4(a) within two years following a Change in Control, then in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i)            the Employer shall pay the Executive: (1) severance compensation in an amount equal to six months of his then current monthly base salary in a lump sum on the date that is six months and one day following the date of the Executive’s termination; and (2) severance compensation in an amount equal to 100% of his then current monthly base salary each month for 12 months following the date of such lump sum payment as set forth in Section 4(e)(i)(1) above; provided however, if at any time the Bank is deemed to be in “troubled condition” (as such term is defined by applicable regulations of the appropriate federal banking agency), the Employer’s obligations to make those the monthly payments under Section 4(e)(i)(2) above shall be limited to a period of six months.  The Employer shall also pay the Executive any bonus earned or accrued under the Bonus Plan through the date of termination.  Any bonus for previous years which was not yet paid will be paid in a lump sum on the date that is six months and one day following the date of the Executive’s termination.  Any bonus that is earned in the year of the Executive’s termination will be paid on the later of (A) the date that is six months and one day following the date of the Executive’s termination or (B) the first pay period following the Employer’s press release announcing its financial performance for the year of the Executive’s termination; and

(ii)           Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In accordance with COBRA, assuming Executive is covered under the Company’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period.  If Employee elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year of coverage and the Company’s share of such premiums shall be treated as taxable income to the Executive.  Following the end of the COBRA coverage period, Executive will be entitled to continue group health plan coverage through the remainder of the Term on the same payment/tax sharing basis.  The Company shall provide such benefits to the Executive in a manner and amount that would place the Executive in an after-tax-equivalent position with respect to such benefits compared to the benefits Executive would have received if his employment had continued through the remainder of the Term.

(f)    If the Employer terminates the Executive’s employment pursuant to clause (v) of Section 4(a) before a Change in Control, beginning on the date that is six months and one day following the date of the Executive’s termination, and continuing on the first day of the month for the next 12 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary.  Employer shall also pay the Executive any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years which was not yet paid will be paid in a lump sum on the date that is six months and one day following the date of the Executive’s termination.  Any bonus that is earned in the year of the Executive’s termination will be paid on the later of (i) the date that is six months and one day following the date of Executive’s termination or (ii) the first pay period following the Employer’s press release announcing its financial performance for the year of the Executive’s termination.

(g)   With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon Executive’s Termination of Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Within 45 days of the Executive’s Termination of Employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release substantially in the form attached hereto as Exhibit A, and may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

(h)   In the event that the Executive’s employment is terminated for any reason, as a condition to the Employer’s obligation to pay any severance hereunder, the Executive shall (and does hereby) tender his resignation as a director of the Company, the Bank, and any other subsidiaries, effective as of the date of termination.

(i)    The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement.  In these circumstances, the purpose of this Agreement could be frustrated.  It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs.  Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction.  The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.  If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or executives to retain common counsel.

(j)    The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder.  To prevent the aggregate payments or benefits to be made or afforded to the Executive as provided for herein from constituting an excess parachute payment, the severance payments will be reduced, if necessary, to an amount, the value of which is one dollar less than an amount equal to three times the Executive’s “base amount,” as determined in accordance with Section 280G.  The allocation of any reduction required with respect to the severance payments shall be determined by the Executive.

(k)   Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(i)   the Bank is declared by any governmental agency having jurisdiction over the Bank to be insolvent, in default or operating in an unsafe or unsound manner; provided however that, if the Executive’s employment with the Employer shall terminate as described in Section 4 hereof within 90 days of such declaration, then Section 9 of this Agreement shall not apply to the Executive following such termination;

(ii)   in the opinion of counsel to the Employer, such payment or action would be prohibited by or would violate any provision of under the United States Treasury Capital Purchase Program and related regulations for so long as the Company participates in such Program; further provided that, the Executive agrees to such amendments, agreements, or waivers that are required by the United States Treasury or requested by the Company to comply with the terms of such program; or

(iii)   in the opinion of counsel to the Employer, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any governmental agency having jurisdiction over the Bank or the Company, or (iii) otherwise would be prohibited by any governmental agency having jurisdiction over the Bank or the Company.

5.             Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.             Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment.  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.             Protection of Other Confidential Information.  In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive’s employment (regardless of whether this Agreement terminates or expires).  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

8.             Return of Materials.  The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment (regardless of whether this Agreement terminates or expires), all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers.  Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9.             Restrictive Covenants.

(a)           No Solicitation of Customers.  During the Executive’s employment with the Employer and for a period of 12 months thereafter (regardless of whether this Agreement terminates or expires), the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.  The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

(b)           No Recruitment of Personnel.  During the Executive’s employment with the Employer and for a period of 12 months thereafter (regardless of whether this Agreement terminates or expires), the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.  For purposes of this Section, “employee of or consultant to the Employer” shall mean (A) any individual employed by the Employer at the time of the actual or attempted solicitation, diversion or hiring, or (B) any individual employed by the Employer at the time of Employee’s termination of employment with the Employer.

(c)           Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.  Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(d)           Bank Receivership.  Notwithstanding Sections 9(a-c) above, if Executive’s employment with the Employer shall terminate due to the Bank being taken into receivership by the FDIC, then the restrictive covenants of this Section 9 shall not apply to the Executive beginning as of the date of such receivership.

10.          Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties.  The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of South Carolina.

14.          Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.          Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer.  The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.          Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

17.          Certain Definitions.

(a)           “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)           “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c)           “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

(d)           “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

(e)           “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(f)            “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(g)           “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i)            a material negative change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within 90 days preceding the date of Change in Control or at any time thereafter;

(ii)           a material reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

(iii)          the Employer’s requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv)          the failure by the Employer to (A) continue in effect (without material reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(v)           the insolvency or the filing (by any party, including the Company or the Bank) of a petition for bankruptcy of the Company or the Bank, which petition is not dismissed within 60 days;

(vi)          any material breach by the Employer of any material provision of this Agreement;

(vii)         any purported termination of the Executive’s employment for Cause by the Employer which does not comply with the terms of this Agreement; or

(viii)        the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control.  The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(h)           “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)            “Territory” shall mean a radius of 15 miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

(j)            “Terminate,” “terminated,” “termination,” or “Termination of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

18.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.          Compliance with Internal Revenue Code Section 409A.  The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code.  If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

CONGAREE BANCSHARES, INC.

ATTEST:

By:	/s/ X	By:	/s/ E. Daniel Scott
Name:		Name:	E. Daniel Scott
		Title:	Chairman of the Board

CONGAREE STATE BANK

ATTEST:

By:	/s/ X	By:	/s/ E. Daniel Scott
Name:		Name:	E. Daniel Scott
		Title:	Chairman of the Board

EXECUTIVE

/s/ Charles A. Kirby
Charles A. Kirby

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Charles A. Kirby, an individual resident of South Carolina (“Employee”), and Congaree State Bank (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns, and the term “Bank” shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

On October 20, 2010, the Bank and Employee entered into an Employment Agreement governing the relationship between the parties.  Section 4(a)(v) provides that the Bank may terminate the Employment Agreement without cause.  Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated without cause, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.             Termination Date:  The Employee agrees that his employment with the Bank terminates as of                                  (the “Termination Date”).

2.             Severance Payments:  Subsequent to his Termination Date, the Bank shall pay Employee severance pay as noted in Paragraph 4 of the Employment Agreement, dated October 20, 2010, (the “Severance Payment”), less applicable deductions and withholdings.

3.             Legal Obligations

The parties acknowledge that pursuant to Section 4(g) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.             Waiver and Release:

a)                                     Employee unconditionally releases and discharges the Bank from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.

b)                                     Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)                                      This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)                                     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.             Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.             Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.             Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including non-competition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom

Employee disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.             Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.             Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.          Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.          Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.          Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.          Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

14.          Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.          Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:	[INSERT]

If to the Bank:	[INSERT]

16.          Representations:  Employee acknowledges that:

a)            He has read this Agreement and understands its meaning and effect.

b)            He has knowingly and voluntarily entered into this Agreement of his own free will.

c)                                      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)                                     He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)             He has been advised to consult with an attorney before signing this Agreement.

f)             He has been given up to 21 days to consider the terms of this Agreement.

g)                                      He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)                                     He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

Date	Charles A. Kirby

As to the Bank:

Date	E. Daniel Scott, Chairman of the Board